Exhibit 99.1

ENGlobal Reports Results for Third Quarter 2019

Houston, November 12, 2019 -- ENGlobal (NASDAQ:ENG), a leading provider of engineered modular solutions, today reported that for the third quarter ended September 28, 2019, the company had a net loss of $716,000, or $(.03) per diluted share, on revenue of $13,974,000, compared to a net loss of $197,000, or $(.01) per diluted share, on revenue of $14,255,000 for the same period in 2018.

The company is continuing to execute its strategic business transition which focuses on utilizing its resources to supply higher-value, complete modular process and automation systems. A major factor in the company’s increased net loss for the quarter was due to upfront proposal and staffing costs incurred by its Engineering segment in advance of expected awards. ENGlobal announced the first of these awards on November 8 with an initial contract valued in excess of $20 million to supply process modules that will be used to construct a complete hydrogen production facility.

The Company’s Automation segment performed well when compared to the prior year quarter – increasing revenue and operating income by 31% and 123% respectfully. These positive results are primarily due to the company’s performance on two large process analytical projects that were awarded earlier in the year.

For the first nine months of 2019, the company had a net loss of $2,207,000, or $(.08) per diluted share, on revenue of $39,758,000, compared to a net loss of $2,388,000, or $(.09) per diluted share, on revenue of $41,314,000 for the first nine months of 2018.

“ENGlobal’s path to profitability can be realized through internal growth by securing larger jobs, such as the major process plant award we announced last Friday,” said Chairman and CEO William A. Coskey, P.E. “Given this major additional business, along with a growing book of proposal activity, I believe we have turned the corner and would expect improved performance in our 2019 fourth quarter results.”

Mr. Coskey added that he expects the company’s modular systems business should continue to benefit from the business relationship it has formed with a major process technology firm as well as from ENGlobal’s growing internal business development program.

Looking forward to 2020, Mr. Coskey affirmed that the company’s current transition is expected to continue and should result in “improved revenue and earnings when compared to 2019.”

For additional information on ENGlobal’s Q3 2019 performance, please refer to its Form 10-Q filing on the company website, or at sec.gov.

About ENGlobal

ENGlobal (NASDAQ: ENG) is a leading provider of engineered modular solutions to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, integration and implementation of process distributed control and analyzer systems, advanced automated data gathering systems and information technology. Within the Automation segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. The Engineering segment provides multi-disciplined engineering services relating to the development, management and execution of projects requiring professional engineering and related project management services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties, including but not limited to: (1) our ability to identify, evaluate, and complete any strategic alternative in connection with our review of strategic alternatives; (2) the impact of the announcement of our review of strategic alternatives on our business, including our financial and operating results, or our employees, suppliers and customers; (3) our ability to increase our revenue and profitability; (4) our ability to realize project awards or contracts on our pending proposals, and the timing, scope and amount of any related awards or contracts; (5) the effect of economic downturns and the volatility and level of oil and natural gas prices; (6) our ability to retain existing customers and attract new customers; (7) our ability to accurately estimate the overall risks, revenue or costs on a contract; (8) the risk of providing services in excess of original project scope without having an approved change order; (9) our ability to execute our expansion into the modular solutions market and to execute our updated business growth strategy to position the Company as a leading provider of higher value industrial automation and Industrial Internet of Things services to its customer base; (10) our ability to attract and retain key professional personnel; (11) our ability to fund our operations and grow our business utilizing cash on hand, internally generated funds and other working capital; (12) our ability to obtain additional financing, including pursuant to a new credit facility, when needed: (13) our dependence on one or a few customers; (14) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, malicious code, cyber-attacks, phishing and other cyber security problems, natural disasters, power shortages or terrorist attacks; (15) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (16) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (17) the risk of unexpected liability claims or poor safety performance; (18) our ability to identify, consummate and integrate potential acquisitions; (19) our reliance on third-party subcontractors and equipment manufacturers; (20) our ability to satisfy the continued listing standards of NASDAQ with respect to our common stock or to cure any continued listing standard deficiency with respect thereto; and (21) the effect of changes in laws and regulations, including U.S. tax laws, with which the Company must comply and the associated cost of compliance with such laws and regulations. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Contacts:

Mark A. Hess, CFO

(281) 878-1000

ir@ENGlobal.com

Market Makers - Investor Relations

Jimmy Caplan

512-329-9505

jimmycaplan@me.com

Market Makers - Media Relations

Rick Eisenberg

212-496-6828

eiscom@msn.com

ENGlobal Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Operating revenues	$13,974	$14,255	$39,758	$41,314
Operating costs	12,299	11,962	34,803	35,355
Gross profit	1,675	2,293	4,955	5,959

Selling, general and administrative expenses	2,371	2,483	7,125	7,935
Operating loss	(696)	(190)	(2,170)	(1,976)

Other income (expense):
Other income (expense), net	7	11	48	(367)
Interest expense, net	(5)	(1)	(12)	(14)
Loss from operations before income taxes	(694)	(180)	(2,134)	(2,357)

Provision (benefit) for federal and state income taxes	22	17	73	31

Net loss	(716)	(197)	(2,207)	(2,388)

Basic and diluted loss per common share:	$(0.03)	$(0.01)	$(0.08)	$(0.09)

Basic and diluted weighted average shares used in computing loss per share:	27,410	27,509	27,417	27,511

ENGlobal Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share amounts)

	September 28, 2019	December 29, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$6,088	$6,060
Trade receivables, net of allowances of $202 and $202	7,463	10,211
Prepaid expenses and other current assets	184	1,096
Contract assets	4,128	3,175
Total Current Assets	17,863	20,542
Property and equipment, net	878	677
Goodwill	720	720
Other assets
Right of use asset	2,377	—
Deposits and other assets	300	367
Total Other Assets	2,677	367
Total Assets	$22,138	$22,306

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$2,944	$3,172
Accrued compensation and benefits	2,175	2,301
Contract portion of leases	994	—
Contract liabilities	813	604
Other current liabilities	293	740
Total Current Liabilities	7,219	6,817
Long Term Leases	1,652	—
Total Liabilities	8,871	6,817
Commitments and Contingencies (Note 7)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 27,413,626 and 27,487,594 shares issued and outstanding at September 28, 2019 and December 29, 2018, respectively	27	27
Additional paid-in capital	36,918	36,934
Accumulated deficit	(23,678)	(21,472)
Total Stockholders’ Equity	13,267	15,489
Total Liabilities and Stockholders’ Equity	$22,138	$22,306

ENGlobal Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Nine Months Ended
	September 28, 2019	September 29, 2018
Cash Flows from Operating Activities:
Net loss	$(2,207)	$(2,388)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	258	386
Share-based compensation expense	45	171
Gain on sale of asset	—	(2)
Changes in current assets and liabilities:
Trade accounts receivable	2,748	(1,379)
Contract assets	(953)	982
Other current assets	956	678
Accounts payable	(229)	(445)
Accrued compensation and benefits	(126)	(453)
Contract liabilities	209	(1,048)
Income taxes payable	16	(58)
Other current liabilities, net	(460)	(708)
Net cash provided by (used in) operating activities	$257	$(4,264)

Cash Flows from Investing Activities:
Proceeds from notes receivable	24	19
Property and equipment acquired	(191)	(89)
Net cash used in investing activities	$(167)	$(70)

Cash Flows from Financing Activities:
Purchase of treasury stock	(61)	—
Payments on finance leases	(1)	(62)
Net cash used in financing activities	$(62)	$(62)
Net change in cash, cash equivalents and restricted cash	28	(4,396)
Cash, cash equivalents and restricted cash, at beginning of period	6,060	9,648
Cash, cash equivalents and restricted cash, at end of period	$6,088	$5,252